Exhibit 99.2

Ampio Pharmaceuticals, Inc. Appoints New Chairman and Chief Financial Officer

GREENWOOD VILLAGE, Colo., May 10 /PRNewswire-FirstCall/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: AMPE), today announced the appointment of Michael Macaluso as Chairman of the Board of Directors. Mr. Macaluso replaces Dr. David Bar-Or, who remains the Chief Scientific Officer and a member of the Board of the Directors. Both Mr. Macaluso and Dr. Bar-Or have served on Ampio’s Board since the date of its acquisition of DMI Life Sciences on March 2, 2010.

“Even though Ampio is not yet exchange-listed, the Board recognized that appointing an independent director as Chairman was an important step in strengthening Ampio’s governance and internal processes,” said CEO Don Wingerter. “We are extremely fortunate to have two directors of the caliber and background of Mike Macaluso and David Bar-Or. Mike’s appointment will facilitate David’s continued focus on his activities as Chief Scientific Officer and a director, while Mike will bring to the Chairman’s role his vision and extensive experience in management, strategic execution, and growth by acquisition.” As a founder of and lead investor in Ampio, Mike has had a very successful career ranging from professional player with the MBA to serial entrepreneur and business leader/investor.

The following executive changes were also announced and will be effective May 6, 2010. Bruce G. Miller has been named the Chief Financial Officer of Ampio, and will resign as Ampio’s Chief Operating Officer. Mr. Miller continues to serve as the president and chief operating officer of DMI Life Sciences, a wholly-owned subsidiary of Ampio.

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation and CNS disease. The product pipeline includes new uses for previously approved drugs, some of which we expect will shortly start clinical trials, and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near-term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs.

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Investor Contact: Redwood Consultants, LLC at 415-884-0348

SOURCE Ampio Pharmaceuticals, Inc.